Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts	Investor Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Annie Leschin/Vanessa Lehr StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2010 Second Quarter Results

(SAN JOSE, CA –August 3, 2010) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the second quarter ended June 30, 2010.

Total revenues for the quarter were $27.0 million compared to $18.1 million in the first quarter of 2010 and $22.6 million for the second quarter of 2009. LonWorks® infrastructure (LWI) product revenues were $11.9 million in the second quarter, down from $12.3 million in the first quarter, but up from $10.9 million in the same period last year. Networked Energy Services (NES) product revenues were $13.5 million for the second quarter, up from $5.5 million in the first quarter and $10.0 million in the same period last year. Enel revenues were $1.6 million, up from $362,000 in the first quarter, but down from $1.7 million in the same period last year.

Gross margin for the second quarter of 2010 was 41.2% compared with 46.2% in the first quarter of 2010 and 43.2% for the second quarter of 2009. The sequential decline in margin was driven by higher NES sales. Total operating expenses for the quarter were $17.9 million compared to $19.0 million in the first quarter of 2010 and $18.4 million in the same period a year ago.

GAAP net loss for the second quarter was $6.9 million, or $0.17 cents per share, compared to a net loss of $10.6 million, or $0.26 cents per share, in the first quarter of 2010 and a net loss of $9.5 million, or $0.23 cents per share, for the second quarter of 2009. Non-GAAP net loss for the second quarter was $3.9 million, or $0.09 cents per share, compared to $7.3 million, or $0.18 cents per share for the first quarter of 2010 and a non-GAAP net loss of $5.5 million, or $0.13 cents per share, for the second quarter of 2009.

“Our second quarter performance exceeded expectations as our LonWorks product line benefitted from increased activity in the building controls market in the face of the expected seasonal declines in demand response. Our NES product line continued to be led by volume from our deployments to our Danish projects as well as the initial shipments to our new project in Finland. ENEL revenue was strong because of spares requirements that were higher than expected,” said Bob Maxfield, president and CEO of Echelon. “Based on the activity we are seeing in the markets, we believe that we are on track to see modest revenue growth in 2010. This is comprised of anticipated growth in both our LonWorks and NES product lines which is more than adequate to offset the expected declines from the ENEL requirements in Italy last year.”

Business Outlook

Echelon offers the following guidance for the third quarter of 2010:

•	Total revenue is expected to be $25.0 million to $27.0 million, with NES revenue accounting for about 50%, LonWorks revenue 44%, and Enel revenue 6%.

•	Non-GAAP gross margin is expected to be in the range of 45.3% to 46.5%.

•	Stock-based compensation expense is expected to be approximately $3.0 million.

•	Non-GAAP loss per share is expected to be $0.12 to $0.15, based on a fully diluted weighted average shares outstanding of 41.3 million.

•	GAAP loss per share is expected be between $0.20 and $0.23 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 866-831-6267 and enter passcode: 16423050 (callers outside the US please use 617-213-8857). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, enabling networking of everyday devices, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other, to the electricity grid and to the Internet. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the third quarter of 2010 and thereafter, in particular markets and in general, and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, and in particular the risk that the Company may fail to receive projected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers does not obtain necessary regulatory approvals, will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$9,489	$17,206
Short-term investments	62,943	62,910
Accounts receivable, net	18,696	21,496
Inventories	11,999	10,949
Deferred cost of goods sold	2,730	3,154
Other current assets	2,617	3,622

Total current assets	108,474	119,337
Property and equipment, net	32,895	35,595
Other long-term assets	9,077	9,505

	$150,446	$164,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,924	$7,255
Accrued liabilities	6,130	4,850
Current portion of lease financing obligations	1,658	1,588
Deferred revenues	8,912	9,287

Total current liabilities	23,624	22,980

Long-term liabilities	24,469	25,559
Total stockholders’ equity	102,353	115,898

	$150,446	$164,437

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product	$25,784	$21,836	$43,103	$39,225
Service	1,173	810	2,000	1,604

Total revenues	26,957	22,646	45,103	40,829

Cost of revenues:
Cost of product (1)	15,147	12,259	24,314	21,899
Cost of service (1)	706	601	1,303	1,249

Total cost of revenues	15,853	12,860	25,617	23,148

Gross profit	11,104	9,786	19,486	17,681

Operating expenses:
Product development (1)	7,857	8,642	16,160	17,733
Sales and marketing (1)	5,963	5,655	12,460	11,377
General and administrative (1)	4,129	4,086	8,359	7,873

Total operating expenses	17,949	18,383	36,979	36,983

Loss from operations	(6,845)	(8,597)	(17,493)	(19,302)
Interest and other income (expense), net	504	(377)	939	(67)
Interest expense on lease financing obligations	(396)	(419)	(798)	(844)

Loss before provision for income taxes	(6,737)	(9,393)	(17,352)	(20,213)
Income tax (benefit) expense	136	131	82	(124)

Net loss	$(6,873)	$(9,524)	$(17,434)	$(20,089)

Net loss per share:
Basic	$(0.17)	$(0.23)	$(0.42)	$(0.50)
Diluted	$(0.17)	$(0.23)	$(0.42)	$(0.50)

Shares used in computing net loss per share:
Basic	41,298	40,658	41,185	40,583
Diluted	41,298	40,658	41,185	40,583

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$236	$348	$562	$680
Cost of service	33	41	63	93
Product development	945	1,513	2,067	2,777
Sales and marketing	770	880	1,585	1,657
General and administrative	1,011	1,258	1,950	1,876

Total stock-based compensation expenses	$2,995	$4,040	$6,227	$7,083

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP net loss	$(6,873)	$(9,524)	$(17,434)	$(20,089)
Stock-based compensation	2,995	4,040	6,227	7,083

Total non-GAAP adjustments to earnings from operations	2,995	4,040	6,227	7,083
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(3,878)	$(5,484)	$(11,207)	$(13,006)

Non-GAAP net loss per share:
Diluted	$(0.09)	$(0.13)	$(0.27)	$(0.32)
Shares used in computing net loss per share:
Diluted	41,298	40,658	41,185	40,583

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(17,434)	$(20,089)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,446	3,201
Loss on disposal of fixed assets	4	2
Increase in (reduction of) allowance for doubtful accounts	1	(17)
Reduction of (increase in) accrued investment income	(42)	(2)
Stock-based compensation	6,227	7,083
Change in operating assets and liabilities:
Accounts receivable	2,822	10,197
Inventories	(1,032)	(2,889)
Deferred cost of goods sold	444	(90)
Other current assets	915	1,487
Accounts payable	(260)	(3,129)
Accrued liabilities	1,330	(622)
Deferred revenues	(478)	(214)
Deferred rent	(43)	9

Net cash used in operating activities	(4,100)	(5,073)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(30,910)	(64,857)
Proceeds from maturities and sales of available-for-sale short-term investments	30,946	43,504
Change in other long-term assets	(15)	1,026
Capital expenditures	(797)	(1,069)

Net cash used in investing activities	(776)	(21,396)

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(778)	(711)
Proceeds from exercise of stock options	485	1,018
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(1,578)	(229)

Net cash provided by (used in) financing activities	(1,871)	78

Effect of exchange rates on cash:	(970)	258

Net decrease in cash and cash equivalents	(7,717)	(26,133)
Cash and cash equivalents:
Beginning of period	17,206	37,669

End of period	$9,489	$11,536